Registration No. 333-264388

Filed Pursuant to Rule 433

July 13, 2023

NEW ISSUE: Bank of Montreal’s Market Linked Notes Linked to a Basket of Ten Securities Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | July 13, 2023 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated July 13, 2023, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for leveraged participation in any upside performance of the B ask et. As such, the notes may be suitable for investors with a bullish view of the Basket over the term of the notes. The performance of the notes may not be consistent wi th the investment objective. PRELIMINARY TERMS CONTINUED 100.00 Initial Level: Initial Level x (1 + Percentage Change). Final Level: The sum of the Weighted Percentage Change for each Basket Component. Percentage Change: With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change. Weighted Percentage Change: With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: (Final Basket Component Level - Initial Basket Component Level) / Initial Basket Component Level Component Change: With respect to each Basket Component, its closing price on the Pricing Date. Initial Basket Component Level: With respect to each Basket Component, its closing price on the Valuation Date. Final Basket Component Level: NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: DATES July 26, 2023 (at 2 pm NY Time.) Offering Period Closes: On or about July 26, 2023 Pricing Date: On or about July 31, 2023 Settlement Date: On or about July 28, 2026 Valuation Date: On or about July 31, 2026 Maturity Date: Approximately 3 Years Term: ELN 1907 Issue: REFERENCE ASSET The Reference Asset is an equally weighted basket consisting of the following equity securities (the “Basket” and the underlying equity securities, the “Basket Components”): PRELIMINARY TERMS 125.00% Upside Leverage Factor: 27.00% Maximum Return: $1,270.00 Maximum Redemption Amount 06375M2D6 CUSIP Weighting Percentage Bloomberg Ticker Basket Component 10.00% CTAS The common stock of Cintas Corporation 10.00% EW The common stock of Edwards Lifesciences Corporation 10.00% FCX The common stock of Freeport - McMoRan Inc. 10.00% ISRG The common stock of Intuitive Surgical, Inc. 10.00% KLAC The common stock of KLA Corporation 10.00% NOW The common stock of ServiceNow, Inc. 10.00% PLD The common stock of Prologis, Inc. 10.00% ROP The common stock of Roper Technologies, Inc. 10.00% SLB The common stock of Schlumberger N.V. 10.00% SNPS The common stock of Synopsys, Inc. This document amends and restates the free writing prospectus filed on July 7, 2023

2 If the Final Level of the Basket is greater than its Initial Level and the Percentage Change of the Basket multiplied by the Ups ide Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount o f the notes will equal the Maximum Redemption Amount. If the Final Level of the Basket is greater than its Initial Level and the Percentage Change of the Basket multiplied by the Ups ide Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change x Upside Leverage Factor)] If the Final Level of the Basket is less than or equal to its Initial Level, then investors will, for each $1,000 in principa l a mount of the notes, receive the principal amount of $1,000 and no additional return. Payment at Maturity:

3 The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. • Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Basket. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Basket Components at maturity. • We have no affiliation with the sponsor of any Basket Component, and will not be responsible for their actions. • Changes that affect each Basket Component will affect the market value of the notes and the amount you will receive at maturity. Adjustments to a Basket Component could adversely affect the notes. The sponsor of a Basket Component may make adjustments, discontinue or suspend calculations or publication of that Basket Component, or discontinue of suspend maintenance of that Basket Component at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. Selected Risk Considerations:

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, the Maximum Return of 27.00%, the Maximum Redemption Amount of $1,270.00, a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket Component. You may lose a significant portion of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Return on the Notes Hypothetical Payment at Maturity Hypothetical Final Level of the Basket Expressed as a Percentage of its Initial Level Hypothetical Final Level of the Basket 27.00% $1,270.00 200.00% 200.00 27.00% $1,270.00 180.00% 180.00 27.00% $1,270.00 160.00% 160.00 27.00% $1,270.00 140.00% 140.00 27.00% $1,270.00 121.60% 121.60 12.50% $1,125.00 110.00% 110.00 6.25% $1,062.50 105.00% 105.00 0.00% $1,000.00 100.00% 100.00 0.00% $1,000.00 95.00% 95.00 0.00% $1,000.00 90.00% 90.00 0.00% $1,000.00 85.00% 85.00 0.00% $1,000.00 80.00% 80.00 0.00% $1,000.00 75.00% 75.00 0.00% $1,000.00 0.00% 0.00

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated July 13, 2023 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated July 13, 2023: https://www.sec.gov/Archives/edgar/data/927971/000121465923009608/z713232fwp.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. This amended and restated term sheet amends and restates the term sheet dated July 7, 2023 in its entirety. We refer to this ame nded and restated term sheet as the “term sheet.” 5